SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Securities Exchange Act of 1934

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CONSOLIDATED-TOMOKA LAND CO.
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The following press release was issued by Consolidated-Tomoka Land Co. on March 30, 2017.

Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223
Contact: Phone:	Joele Frank, Wilkinson Brimmer Katcher James Golden/Dan Moore (212) 355-4449

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA MAILS LETTER TO SHAREHOLDERS Urges Shareholders to Protect Their Investment by Voting “FOR” Each of CTO’s Highly Qualified Directors on the WHITE Proxy Card Today

DAYTONA BEACH, Fla. – March 30, 2017 – Consolidated-Tomoka Land Co. (NYSE: CTO) (the “Company” or “CTO”) today mailed a letter to the Company’s shareholders in connection with its upcoming 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 26, 2017.

CTO’s definitive proxy materials, this letter and other materials regarding the Board’s recommendation for the Annual Meeting can be found at www.VoteCTO.com.

The full text of the letter follows:

VOTE THE WHITE PROXY CARD TODAY “FOR” EACH OF
CONSOLIDATED-TOMOKA’S HIGHLY QUALIFIED DIRECTOR NOMINEES

March 30, 2017

Dear Fellow Shareholder:

At our Annual Meeting of Shareholders on April 26, 2017, you will be asked to make an important decision regarding which directors are most qualified to oversee the future of Consolidated-Tomoka (CTO). Your Board has seven highly experienced directors standing for re-election, including six that are independent, who have the extensive real estate development, finance and investment experience that will be critical to our ongoing success.

Wintergreen Advisers (“Wintergreen”), on behalf of Wintergreen Fund (the “Wintergreen Fund”), is seeking to take control of your Company without paying a premium to all CTO shareholders. Wintergreen has no alternative strategic plan or any ideas or creative steps that would create added value for CTO shareholders. The Wintergreen Fund is severely stressed, with significant client withdrawals and market underperformance over many years. To serve the Wintergreen Fund’s needs for liquidity at this time of distress, Wintergreen is seeking to install its manager, David Winters, and other Wintergreen insiders, onto our Board so they can execute a plan to liquidate CTO.

The reality is that liquidation would destroy value. We firmly believe that only Wintergreen and its need for liquidity are served by such a strategy. For all other shareholders, liquidation would produce fire-sale prices and would be tax inefficient.

Continuing to execute the Company’s proven business plan of prudently monetizing land assets and reinvesting capital into income producing properties, on a tax deferred basis, is the best path forward to realize net asset value (“NAV”).  We believe this because just last year we hired a global investment bank to assist us in marketing the Company and its assets. The clear conclusion from that comprehensive process was that a patient approach of redeploying our capital into income producing properties results in a far superior return for shareholders than a liquidation process.

To ensure that CTO’s work to maximize shareholder value continues, we urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card “FOR” each of the Company’s experienced and highly qualified director nominees: John P. Albright, John J. Allen, Laura M. Franklin, William L. Olivari, Howard C. Serkin, Thomas P. Warlow, III and Casey R. Wold.

CTO IS PURSUING A CLEAR STRATEGY
TO MAXIMIZE VALUE FOR ALL CTO SHAREHOLDERS

Under the active stewardship of your Board of Directors and through the leadership of our Chief Executive Officer, John Albright, CTO is capitalizing on the Daytona Beach market rebound to monetize CTO’s land holdings opportunistically to create substantial value for shareholders. Over the last three months alone, CTO’s management team has, among other things:

•	March 23, 2017: Completed one of the land transactions under contract involving the sale of ≈6 acres of land at a sales price of ≈$1.6 million, or ≈$245,000 per acre.
•

March 2, 2017: Utilizing proceeds from a tax-deferred 1031 sale transaction, acquired a ≈136,000 square foot neighborhood grocery-anchored shopping center near the TCU campus in Fort Worth, Texas. With a desirable location and low in-place rents, this property has the potential for increased yields as expiring leases roll to market rental rates and as CTO strategically repositions the property.

•

February 10, 2017: Completed the sale of ≈1,581 acres of land to Minto Communities (in partnership with Latitude Margaritaville) for $27.2 million, or ≈$17,200 an acre, resulting in an estimated gain of ≈$20.0 million, or $2.19 per share, after tax.

•

February 3, 2017: Executed four new leases at The Grove at Winter Park, the Company’s multi-tenant property in Winter Park, Florida. CTO’s successful redevelopment of this property also includes a new 20-year ground lease of an outparcel for a new Wawa store with expected completion in early 2018.

•

February 1, 2017: Utilizing proceeds from a tax-deferred 1031 sale transaction, acquired an ≈18,120 square foot net leased retail building in downtown Sarasota, Florida, adding a solid urban infill location and a new tenant to the portfolio.

•

December 29, 2016: Completed the sale of ≈604 acres of land to an affiliate of ICI Homes for $7.5 million, or ≈$12,400 per acre, resulting in an estimated gain of ≈$2.0 million, or $0.36 per share, after tax.

•	December 22, 2016: Completed the sale of ≈73 acres of land in Daytona Beach for $830,000, or ≈$11,300 an acre, resulting in an estimated gain of ≈$461,000, or $0.08 per share, after tax.
•	December 22, 2016: Entered into a contract for the sale of ≈194 acres of land to a residential developer for a sales price of ≈$3.3 million, or ≈$17,000 per acre.

•	December 19, 2016: Entered into a contract for the sale of ≈35 acres of land to an owner/operator of retail properties for a gross sales price of $14.0 million, or ≈$400,000 per acre.

CTO’s success will continue to be driven by the ability to identify and execute upon the highest potential market opportunities. Our accomplishments to date demonstrate meaningful progress toward realizing the full potential of the Company. Your Board, including the four current directors who had been nominated previously by Wintergreen, unanimously support the Company’s strategic plan. We are collectively focused on executing this strategy; we have the right Board, the right leadership and the right organizational capabilities in place to accomplish our objectives.

CTO IS DELIVERING STRONG SHAREHOLDER RETURNS WHILE WINTERGREEN CONTINUES TO LOSE SIGNIFICANT AMOUNTS OF CAPITAL

Since August 1, 2011, when the Board appointed John Albright as Chief Executive Officer, CTO’s total shareholder return has been greater than 80%. In that timeframe, the Company’s total shareholder return outperformed the Russell 2000 Index as well as the MSCI indices. The facts are simple and compelling.

In contrast, over the same period, the Wintergreen Fund has had a poor track record of investment performance, with negative returns in each of the last three years, leading to a deteriorating investment base evidenced by the reduction in assets under management.

DO NOT PUT YOUR INVESTMENT AT RISK

VOTE THE WHITE PROXY CARD TODAY

David Winters and his fellow Wintergreen nominees – who could have a clear conflict with their duties to other CTO shareholders – have no experience running a public company, serving on a public company board or managing real estate assets. Wintergreen is trying to take control of CTO without paying a premium, and it has no strategic plan for CTO. Given Mr. Winters’ track record at the Wintergreen Fund we do not believe Mr. Winters and his associates are capable of managing CTO.

Your Board is actively engaged and focused on taking decisive action to ensure the long-term success of the Company.  You have our commitment that we will continue to make appropriate and informed decisions about what is best for the Company and all shareholders.

This is a critical moment in CTO’s history. We firmly believe we have the right Board, the right strategy and the right management team to ensure the continued prosperity of CTO and the maximization of value for all shareholders.  Protect your investment in CTO by voting the enclosed WHITE proxy card today “FOR” each of CTO’s seven nominees and discarding any materials you may receive from Wintergreen. Please vote each and every WHITE proxy card you receive since you may own CTO shares in multiple investment accounts.

If you have previously returned a green proxy card you received from Wintergreen, you have every right to change your vote by using the enclosed WHITE proxy card to support the CTO Board.  Only your latest dated validly executed proxy card will count.  Please do not send back any green proxy card, even to vote against the Wintergreen nominees, as doing so may cancel out any votes “FOR” the CTO Board.

On behalf of the Board of Directors and management team, we appreciate your continued support.

Sincerely,

The Consolidated-Tomoka Board of Directors

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

105 Madison Avenue

New York, New York 10016

Call Collect: 212-929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.8 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting.  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.